UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 4)*

                          Bill Barrett Corporation
-------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock (Par Value $0.001 Per Share)
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                06846N 10 4
-------------------------------------------------------------------------------
                               (CUSIP Number)

                             Ben I. Adler, Esq.
                            Goldman, Sachs & Co.
                             One New York Plaza
                             New York, NY 10004
                               (212) 902-1000
-------------------------------------------------------------------------------
        (Name, Address and Telephone Number of Persons Authorized to
                    Receive Notices and Communications)

                             November 15, 2006
-------------------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

*The remainder of this cover page will be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 2 of 40
---------------------------------              --------------------------------

---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    THE GOLDMAN SACHS GROUP, INC.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            1,910,626

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              2,015,926

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,015,926

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.6%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    HC-CO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 3 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GOLDMAN, SACHS & CO.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF, WC, OO

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |X|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEW YORK

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            1,910,626

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH
                                            2,015,926

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    2,015,926


---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.6%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    BD-PN-IA

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 4 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GS ADVISORS 2000, L.L.C.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            1,365,461

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH
                                            1,365,461


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    1,365,461


---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 5 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GOLDMAN, SACHS & CO. OHG

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            41,863

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              41,863

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    41,863

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 6 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GOLDMAN, SACHS MANAGEMENT GP GMBH

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            41,863

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              41,863

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    41,863

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 7 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GS EMPLOYEE FUNDS 2000 GP, L.L.C.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            384,381

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              384,381

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    384,381


---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 8 of 40
---------------------------------              --------------------------------

---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STONE STREET 2000, L.L.C.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY


---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            66,360

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              66,360

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    66,360

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 9 of 40
---------------------------------              --------------------------------

---------- --------------------------------------------------------------------

1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GS CAPITAL PARTNERS 2000, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            1,001,540

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              1,001,540

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,001,540

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.3%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 10 of 40
---------------------------------              --------------------------------

---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            363,921

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              363,921

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    363,921

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.8%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 11 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GSCP 2000 OFFSHORE BBOG HOLDING

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            312,922

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              312,922

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    312,922

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 12 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GSCP 2000 OFFSHORE BBOG HOLDING, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF, WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            363,921

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              363,921

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    363,921

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.8%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 13 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GS CAPITAL PARTNERS 2000 GmbH & CO. BETEILIGUNGS KG

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            41,863

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              41,863


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    41,863

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 14 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GSCP 2000 GmbH BBOG HOLDING I

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            5,538

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              5,538


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    5,538

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    LESS THAN 0.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 15 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GSCP 2000 GmbH BBOG HOLDING II

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY


---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            36,325

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              36,325


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    36,325

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 16 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GSCP 2000 GmbH BBOG HOLDING, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY


---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF, WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            41,863

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              41,863


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    41,863

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 17 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY


---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            318,023

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              318,023


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    318,023

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 18 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STONE STREET FUND 2000, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY


---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            66,360

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              66,360


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    66,360

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 19 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STONE STREET BBOG HOLDING

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY


---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF, WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            3,142

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              3,142


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,142

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    LESS THAN 0.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 06846N 10 4                                 Page 20 of 40
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |_|

---------- --------------------------------------------------------------------
3          SEC USE ONLY


---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            66,358

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              66,358


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    66,358

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |_|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

               This Amendment No. 4, filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GSCP 2000 Offshore BBOG Holding ("GS Offshore BBOG"), GSCP 2000 Offshore BBOG Holding, L.P. ("GS Offshore BBOG LP"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GSCP 2000 GmbH BBOG Holding I ("GS Germany BBOG I"), GSCP 2000 GmbH BBOG Holding II ("GS Germany BBOG II"), GSCP 2000 GmbH BBOG Holding, L.P. ("GS Germany BBOG Holding"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street"), Stone Street BBOG Holding ("Stone BBOG") and Goldman Sachs Direct Investment Fund 2000, L.P. ("GS Direct" and, together with GS Capital, GS Offshore BBOG LP, GS Germany BBOG Holding, GS Employee, Stone Street and Stone BBOG, the "Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, GS Offshore, GS Offshore BBOG, GS Germany, GS Germany BBOG I, GS Germany BBOG II and the Purchasers, collectively, the "Filing Persons"), amends and supplements the Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission (the "SEC") on December 27, 2004, the Amendment No. 1 to the Schedule 13D filed by the Filing Persons with the SEC on August 4, 2005, the Amendment No. 2 to the Schedule 13D filed by the Filing Persons with the SEC on August 25, 2005 and the Amendment No. 3 to the Schedule 13D filed by the Filing Persons with the SEC on September 6, 2005.(1)

_______________

(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

ITEM 4.        PURPOSE OF TRANSACTION.
               -----------------------

Item 4 is hereby amended by adding the following immediately before the final two paragraphs thereof:

               The Purchasers sold an aggregate of 910,600 shares of Common Stock as follows: On November 9, 2006, the Purchasers sold an aggregate of 200,000 shares for a net price of $31.03 per share; on November 10, 2006, the Purchasers sold an aggregate of 50,000 shares for a net price of $30.44 per share; on November 13, 2006, the Purchasers sold an aggregate of 10,600 shares for a net price of $30.21 per share; on November 14, 2006, the Purchasers sold an aggregate of 250,000 shares for a net price of $30.33 per share; and on November 15, 2006, the Purchasers sold an aggregate of 400,000 shares for a net price of $30.80 per share.

ITEM 5.        INTERESTS IN SECURITIES OF THE ISSUER.
               --------------------------------------

               (a) Pursuant to the Company's Form 10-Q filed on November 7, 2006, as of November 3, 2006 there were 44,065,174 shares of Common Stock outstanding.

               As of November 15, 2006, GS Group may be deemed to beneficially own an aggregate of 2,015,926 shares of Common Stock, consisting of (i) 1,858,065 shares of Common Stock which are beneficially owned directly by the Purchasers, (ii) 52,561 shares of Common Stock acquired by Goldman Sachs or another wholly-owned subsidiary of GS Group in ordinary course trading activities and (iii) 105,300 shares of Common Stock held in client accounts with respect to which Goldman Sachs or another wholly-owned subsidiary of GS Group, or their employees, exercise investment discretion, representing, in the aggregate, approximately 4.6% of the outstanding shares of Common Stock.

               As of November 15, 2006, Goldman Sachs may be deemed to beneficially own an aggregate of 2,015,926 shares of Common Stock, consisting of (i) 1,858,065 shares of Common Stock which are beneficially owned directly by the Purchasers, (ii) 52,561 shares of Common Stock acquired by Goldman Sachs or another wholly-owned subsidiary of GS Group in ordinary course trading activities and (iii) 105,300 shares of Common Stock held in client accounts with respect to which Goldman Sachs or another wholly-owned subsidiary of GS Group, or their employees, exercise investment discretion, representing, in the aggregate, approximately 4.6% of the outstanding shares of Common Stock.

               GS Group and Goldman Sachs disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Purchasers to the extent that partnership interests or equity interests, as the case may be, in the Purchasers are held by persons other than Goldman Sachs or its affiliates.

               In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

               As of November 15, 2006, GS Advisors may be deemed to beneficially own an aggregate of 1,365,461 shares of Common Stock, of which 1,001,540 shares are beneficially owned directly by GS Capital and 363,921 shares may be deemed to be beneficially owned by GS Offshore, representing, in the aggregate, approximately 3.1% of the outstanding shares of Common Stock.

               As of November 15, 2006, each of GS oHG and GS GmbH may be deemed to beneficially own 41,863 shares of Common Stock that may be deemed to be beneficially owned by GS Germany, representing, in the aggregate, approximately 0.1% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Employee 2000 may be deemed to beneficially own an aggregate of 384,381 shares of Common Stock, of which 318,023 shares are beneficially owned directly by GS Employee and 66,358 shares are beneficially owned directly by GS Direct, representing, in the aggregate, approximately 0.9% of the outstanding shares of Common Stock.

               As of November 15, 2006, Stone 2000 may be deemed to beneficially own 66,360 shares of Common Stock that may be deemed to be beneficially owned by Stone Street, representing, in the aggregate, approximately 0.2% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Capital beneficially owns directly 1,001,540 shares of Common Stock representing, in the aggregate, approximately 2.3% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Offshore may be deemed to beneficially own 363,921 shares of Common Stock that are beneficially owned directly by GS Offshore BBOG LP, representing, in the aggregate, approximately 0.8% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Offshore BBOG may be deemed to beneficially own 312,922 shares of Common Stock that are beneficially owned directly by GS Offshore BBOG LP, representing, in the aggregate, approximately 0.7% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Offshore BBOG LP beneficially owns directly 363,921 shares of Common Stock, representing, in the aggregate, approximately 0.8% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Germany may be deemed to beneficially own 41,863 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing, in the aggregate, approximately 0.1% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Germany BBOG I may be deemed to beneficially own 5,538 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing, in the aggregate, less than 0.1% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Germany BBOG II may be deemed to beneficially own 36,325 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing, in the aggregate, approximately 0.1% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Germany BBOG Holding beneficially owns directly 41,863 shares of Common Stock, representing, in the aggregate, approximately 0.1% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Employee beneficially owns directly 318,023 shares of Common Stock, representing, in the aggregate, approximately 0.7% of the outstanding shares of Common Stock.

               As of November 15, 2006, GS Direct beneficially owns directly 66,358 shares of Common Stock, representing, in the aggregate, approximately 0.2% of the outstanding shares of Common Stock.

               As of November 15, 2006, Stone Street may be deemed to beneficially own an aggregate of 66,360 shares of Common Stock, of which 63,218 shares are beneficially owned directly by Stone Street and 3,142 shares are beneficially owned directly by Stone BBOG, representing, in the aggregate, approximately 0.2% of the outstanding shares of Common Stock.

               As of November 15, 2006, Stone BBOG beneficially owns directly 3,142 shares of Common Stock, representing, in the aggregate, less than 0.1% of the outstanding shares of Common Stock.

               None of the Filing Persons or, to the knowledge of the Filing Persons, the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto beneficially owns any shares of Common Stock other than as set forth herein.

               (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of securities that such Filing Person may be deemed to beneficially own as indicated above.

               (c) Schedule IV sets forth transactions in the Common Stock which were effected during the sixty day period from September 16, 2006 through November 15, 2006, all of which were effected in the ordinary course of business of Goldman Sachs or another wholly-owned subsidiary of GS Group. The transactions in the Common Stock, described in Schedule IV, were effected on The New York Stock Exchange, Inc., NYSE Arca or the over-the-counter market. Except as described above or as set forth on
Schedule IV hereto, no transactions in the shares of Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, during the sixty day period from September 16, 2006 through November 15, 2006.

               (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock held in managed accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

               (e) On November 15, 2006, the Filing Persons ceased to be the beneficial owners of five percent or more of the outstanding shares of Common Stock. Accordingly, this statement on Schedule 13D is hereby terminated, and this Amendment No. 4 constitutes the final amendment hereto.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 17, 2006

                                       THE GOLDMAN SACHS GROUP, INC.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GOLDMAN, SACHS & CO.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS ADVISORS 2000, L.L.C.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GOLDMAN, SACHS & CO. OHG


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact

                                       GOLDMAN, SACHS MANAGEMENT GP GMBH


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS EMPLOYEE FUNDS 2000 GP, L.L.C.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       STONE STREET 2000, L.L.C.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS CAPITAL PARTNERS 2000, L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GSCP 2000 OFFSHORE BBOG HOLDING


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GSCP 2000 OFFSHORE BBOG HOLDING, L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS CAPITAL PARTNERS 2000 GMBH & CO.
                                       BETEILIGUNGS KG


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS 2000 GMBH BBOG HOLDING I


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS 2000 GMBH BBOG HOLDING II


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact

                                       GSCP 2000 GMBH BBOG HOLDING, L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS CAPITAL PARTNERS 2000 EMPLOYEE
                                       FUND, L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       STONE STREET FUND 2000, L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact



                                       STONE STREET BBOG HOLDING


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GOLDMAN SACHS DIRECT INVESTMENT FUND
                                       2000, L.P.

                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact

                                 SCHEDULE I
                                 ----------

Schedule I is hereby amended and restated in its entirety as follows:

     The name of each director of The Goldman Sachs Group, Inc. is set forth below.

     The business address of each person listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

     Each person is a citizen of the United States of America except for Lord Browne of Madingley, who is a citizen of the United Kingdom and Claes Dahlback, who is a citizen of Sweden. The present principal occupation or employment of each of the listed persons is set forth below.

-------------------------------- ----------------------------------------------------------------
             Name                                 Present Principal Occupation
-------------------------------- ----------------------------------------------------------------
Lloyd C. Blankfein               Chairman of the Board and Chief Executive Officer of The
                                 Goldman Sachs Group, Inc.
-------------------------------- ----------------------------------------------------------------
Gary D. Cohn                     President and Co-Chief Operating Officer of The Goldman Sachs
                                 Group, Inc.
-------------------------------- ----------------------------------------------------------------
Jon Winkelried                   President and Co-Chief Operating Officer of The Goldman Sachs
                                 Group, Inc.
-------------------------------- ----------------------------------------------------------------
Lord Browne of Madingley         Group Chief Executive of BP p.l.c.
-------------------------------- ----------------------------------------------------------------
John H. Bryan                    Retired Chairman and Chief Executive Officer of Sara Lee
                                 Corporation
-------------------------------- ----------------------------------------------------------------
Claes Dahlback                   Senior Advisor to Investor AB and Executive Vice Chairman of W
                                 Capital Management
-------------------------------- ----------------------------------------------------------------
Stephen Friedman                 Chairman of Stone Point Capital
-------------------------------- ----------------------------------------------------------------
William W. George                Professor of Management Practice at the Harvard Business
                                 School, Retired Chairman and Chief Executive Officer of
                                 Medtronic, Inc.
-------------------------------- ----------------------------------------------------------------
Rajat K. Gupta                   Senior Partner of McKinsey & Company
-------------------------------- ----------------------------------------------------------------
James A. Johnson                 Vice Chairman of Perseus, L.L.C.
-------------------------------- ----------------------------------------------------------------
Lois D. Juliber                  Retired Vice Chairman of Colgate-Palmolive Company
-------------------------------- ----------------------------------------------------------------
Edward M. Liddy                  Chairman of the Board and Chief Executive Officer of The
                                 Allstate Corporation
-------------------------------- ----------------------------------------------------------------
Ruth J. Simmons                  President of Brown University
-------------------------------- ----------------------------------------------------------------


                              SCHEDULE II-A-i
                              ---------------

Schedule II-A-i is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Advisors 2000, L.L.C. and the sole general partner of each of GS Capital Partners 2000, L.P. and GS Capital Partners 2000 Offshore, L.P. are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Ulrika Werdelin and Martin Hintze is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Sang Gyun Ahn, Hsueh J. Sung and Andrew Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, San Francisco, CA 94104. The business address of Muneer
A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom; Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; Bjorn P. Killmer, Steffen J. Kastner and Martin Hintze are citizens of Germany; Hsueh Sung is a citizen of Taiwan and Ulrika Werdelin is a citizen of Sweden. Ankur A. Sahu is a citizen of India and Sang Gyun Ahn is a citizen of South Korea.

------------------------------- ---------------------------- ---------------------------------------------------------
             Name                        Position                          Present Principal Occupation
------------------------------- ---------------------------- ---------------------------------------------------------
Richard A. Friedman             President                    Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Joseph H. Gleberman             Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Henry Cornell                   Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Richard S. Sharp                Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Sanjeev K. Mehra                Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Muneer A. Satter                Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Sanjay H. Patel                 Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Hsueh J. Sung                   Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------
Elizabeth C. Fascitelli         Treasurer                    Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Hughes B. Lepic                 Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Gerald J. Cardinale             Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Joseph P. DiSabato              Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Robert R. Gheewalla             Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Ben I. Adler                    Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Melina E. Higgins               Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Adrian M. Jones                 Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
John E. Bowman                  Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Katherine B. Enquist            Vice President/Secretary     Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Ulrika Werdelin                 Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Kenneth A. Pontarelli           Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Steffen J. Kastner              Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Stuart A. Katz                  Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Bjorn P. Killmer                Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Sang Gyun Ahn                   Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------
Martin Hintze                   Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Michael E. Koester              Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Ankur A. Sahu                   Vice President               Managing Director of Goldman Sachs (Japan) Ltd.
------------------------------- ---------------------------- ---------------------------------------------------------
Andrew E. Wolff                 Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------

                              SCHEDULE II-A-ii
                              ----------------

Schedule II-A-ii is hereby amended and restated in its entirety as follows:

     The name and principal occupation of each member of the Principal Investment Area Investment Committee of Goldman, Sachs & Co., which exercises the authority of Goldman, Sachs & Co. in managing GS Advisors 2000, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., and Goldman Sachs Direct Investment Fund 2000, L.P., are set forth below.

     The business address for each member listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows:
The business address of Richard S. Sharp, Robert R. Gheewalla, Hughes B. Lepic and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Hsueh J. Sung is 68/F Cheung Kong Centre, Hong Kong.

All members listed below are United States citizens, except as follows:
Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom; Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland and Hsueh Sung is a citizen of Taiwan.


------------------------------------- --------------------------------------------------------------------------------
                Name                                           Present Principal Occupation
------------------------------------- --------------------------------------------------------------------------------
Richard A. Friedman                   Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Joseph H. Gleberman                   Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Henry Cornell                         Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Richard S. Sharp                      Managing Director of Goldman Sachs International
------------------------------------- --------------------------------------------------------------------------------
Sanjeev K. Mehra                      Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Muneer A. Satter                      Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Joe DiSabato                          Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Adrian M. Jones                       Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Scott Kapnick                         Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Melina E. Higgins                     Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Hsueh J. Sung                         Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------------- --------------------------------------------------------------------------------
Ben I. Adler                          Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Elizabeth C. Fascitelli               Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Sarah E. Smith                        Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Michael E. Koester                    Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Robert R. Gheewalla                   Managing Director of Goldman, Sachs International
------------------------------------- --------------------------------------------------------------------------------
Hughes B. Lepic                       Managing Director of Goldman, Sachs International
------------------------------------- --------------------------------------------------------------------------------
Gerald J. Cardinale                   Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Sanjay H. Patel                       Managing Director of Goldman, Sachs International
------------------------------------- --------------------------------------------------------------------------------

                              SCHEDULE II-B-ii
                              ----------------

Schedule II-B-ii is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Management GP GmbH, the sole managing partner of GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except for Richard S. Sharp and Simon B. Cresswell, whose business address is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England.

All executive officers listed below are United States citizens, except for Richard S. Sharp and Sarah E. Smith, who are citizens of the United Kingdom and Simon B. Cresswell who is a citizen of Australia.

---------------------------------- ---------------------------- ------------------------------------------------------
              Name                          Position                        Present Principal Occupation
---------------------------------- ---------------------------- ------------------------------------------------------
Richard A. Friedman           Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
Joseph H. Gleberman           Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
Ben I. Adler                  Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
Henry Cornell                 Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
Esta E. Stecher               Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
Elizabeth C. Fascitelli       Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
David J. Greenwald            Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
Sarah E. Smith                Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
Katherine B. Enquist          Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
John E. Bowman                Managing Director         Managing Director of Goldman, Sachs &
                                                        Co.
----------------------------- ------------------------- -----------------------------------------
Richard S. Sharp              Managing Director         Managing Director of Goldman Sachs
                                                        International
---------------------------- ------------------------- -----------------------------------------
Simon B. Cresswell            Managing Director         Vice President of Goldman Sachs
                                                        International
----------------------------- ------------------------- -----------------------------------------

                               SCHEDULE II-C
                               -------------

Schedule II-C is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Employee Funds 2000 GP, L.L.C., the sole general partner of GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Ulrika Werdelin and Martin Hintze is 133 Fleet Street, London EC4A 2BB, England. The business address of Sang Gyun Ahn, Hsueh J. Sung and Andrew Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom, Hughes B. Lepic is a citizen of France, Adrian M. Jones is a citizen of Ireland, Steffen J. Kastner, Bjorn P. Killmer and Martin Hintze are citizens of Germany, Ulrika Werdelin is a citizen of Sweden, Hsueh J. Sung is a citizen of Taiwan, Ankur A. Sahu is a citizen of India and Sang Gyun Ahn is a citizen of South Korea.


--------------------------------- ---------------------------- ------------------------------------------------------
              Name                         Position                        Present Principal Occupation
--------------------------------- ---------------------------- ------------------------------------------------------
Richard A. Friedman               President                    Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Joseph H. Gleberman               Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Henry Cornell                     Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Richard S. Sharp                  Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Sanjeev K. Mehra                  Vice President/Treasurer     Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Muneer A. Satter                  Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Hsueh J. Sung                     Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------
Elizabeth C. Fascitelli           Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Hughes B. Lepic                   Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Gerald J. Cardinale               Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Joseph P. DiSabato                Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Robert R. Gheewalla               Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Sanjay H. Patel                   Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Ben I. Adler                      Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Melina E. Higgins                 Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Adrian M. Jones                   Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
John E. Bowman                    Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Katherine B. Enquist              Vice President/Secretary     Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Ulrika Werdelin                   Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Kenneth A. Pontarelli             Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Steffen J. Kastner                Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Stuart A. Katz                    Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Bjorn P. Killmer                  Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Sang Gyun Ahn                     Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------
Martin Hintze                     Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Michael E. Koester                Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Ankur A. Sahu                     Vice President               Managing Director of Goldman Sachs (Japan) Ltd.
--------------------------------- ---------------------------- ------------------------------------------------------
Andrew E. Wolff                   Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------

                                SCHEDULE II-D
                                -------------

Schedule II-D is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of Stone Street 2000, L.L.C., the sole general partner of Stone Street Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Ulrika Werdelin, and Martin Hintze is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of, Hsueh J. Sung, Sang Gyun Ahn and Andrew Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, San Francisco, CA 94104. The business address of Muneer
A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom, Hughes B. Lepic is a citizen of France, Adrian M. Jones is a citizen of Ireland, Steffen J. Kastner, Bjorn P. Killmer and Martin Hintze are citizens of Germany, Ulrika Werdelin is a citizen of Sweden, Hsueh J. Sung is a citizen of Taiwan, Ankur A. Sahu is a citizen of India and Sang Gyun Ahn is a citizen of South Korea.


--------------------------------- ---------------------------- -------------------------------
              Name                         Position               Present Principal Occupation
--------------------------------- ---------------------------- -------------------------------
--------------------------- ----------------------- ------------------------------------------
Richard A. Friedman         President               Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Ben I. Adler                Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Sang Gyun Ahn               Vice President          Managing Director of Goldman Sachs (Asia)
                                                    L.L.C.
--------------------------- ----------------------- ------------------------------------------
John E. Bowman              Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Gerald J. Cardinale         Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Henry Cornell               Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Joseph P. DiSabato          Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Katherine B. Enquist        Vice President and      Managing Director of Goldman, Sachs & Co.
                            Secretary
--------------------------- ----------------------- ------------------------------------------
Robert R. Gheewalla         Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Joseph H. Gleberman         Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Melina E. Higgins           Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Martin Hintze               Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Adrian M. Jones             Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Steffen J. Kastner          Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Bjorn P. Killmer            Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Michael E. Koester          Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Hughes B. Lepic             Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Sanjeev K. Mehra            Vice President and      Managing Director of Goldman, Sachs & Co.
                            Treasurer
--------------------------- ----------------------- ------------------------------------------
Sanjay H. Patel             Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Kenneth A. Pontarelli       Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Ankur A. Sahu               Vice President          Managing Director of Goldman Sachs (Asia)
                                                    L.L.C.
--------------------------- ----------------------- ------------------------------------------
Muneer A. Satter            Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------
Richard S. Sharp            Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Hsueh J. Sung               Vice President          Managing Director of Goldman Sachs (Asia)
                                                    L.L.C.
--------------------------- ----------------------- ------------------------------------------
Ulrika Werdelin             Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Andrew E. Wolff             Vice President          Managing Director of Goldman Sachs
                                                    International
--------------------------- ----------------------- ------------------------------------------
Elizabeth C. Fascitelli     Treasurer               Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- ------------------------------------------

                               SCHEDULE III
                               ------------

Schedule III is hereby amended and restated in its entirety as follows:

     In November 2002, the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD") and the New York Stock Exchange, Inc. ("NYSE") alleged that five broker dealers, including Goldman Sachs, violated Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 17a-4 thereunder, NYSE Rules 440 and 342 and NASD Rules 3010 and 3110 by allegedly failing to preserve electronic mail communications for three years and/or to preserve electronic mail communications for the first two years in an accessible place, and by allegedly having inadequate supervisory systems and procedures in relation to the retention of electronic mail communications. Without admitting or denying the allegations, the five broker dealers, including Goldman, Sachs & Co. ("Goldman Sachs"), consented to censure by the SEC, NASD and NYSE and to the imposition of a cease-and-desist order by the SEC and Goldman Sachs paid a total fine of $1,650,000 ($550,000 each to the SEC, NASD and NYSE). Goldman Sachs also undertook to review its procedures regarding the preservation of electronic mail communications for compliance with the federal securities laws and regulations and the rules of the NASD and NYSE, and to confirm within a specified period of time that it has established systems and procedures reasonably designed to achieve compliance with those laws, regulations and rules.

     On April 28, 2003, without admitting or denying liability, ten investment banking firms including Goldman Sachs, entered into global settlements with the SEC, the NYSE, the NASD and certain states to resolve the investigations relating to equity research analyst conflicts of interest. Goldman Sachs was charged with violating NYSE Rules 342, 401, 472 and 475, and NASD Conduct Rules 2110, 2210 and 3010. Goldman Sachs also agreed to a censure by the NYSE and the NASD and to pay a total of $110,000,000 and to adopt a set of industry-wide reforms of its research and investment banking businesses and to adopt certain restrictions on the allocations of "hot" IPO shares. The terms of the global settlement were entered in an order by a federal court in the Southern District of New York on October 31, 2003 (Civil Action Number 03CV2944).

     On September 4, 2003, Goldman Sachs and the SEC settled administrative proceedings relating to certain trading in U.S. Treasury securities by Goldman Sachs on the morning of October 31, 2001. The Staff of the SEC alleged that Goldman Sachs violated (i) Section 15(c)(1) and Rule 15c1-2 of the Exchange Act as a result of certain trading in U.S. Treasury bonds over an eight minute period on October 31, 2001; and (ii) Section 15(f) of the Exchange Act by failing to maintain policies and procedures specifically addressed to the possible misuse of non-public information obtained from outside consultants. Under the Offer of Settlement submitted by Goldman Sachs and accepted by the SEC, without admitting or denying the SEC's allegations, Goldman Sachs consented to the entry of an Order that, among other things, (i) censured Goldman Sachs; (ii) directed Goldman Sachs to cease and desist from committing or causing any violations of Section 15(c)(1)(A) & (C) and 15(f) and Rule 15c1-2 of the Exchange Act; (iii) ordered Goldman Sachs to pay disgorgement and prejudgment interest in the amount of $1,742,642, and a civil monetary penalty of $5 million; and (iv) directed Goldman Sachs to conduct a review its policies and procedures and to adopt, implement and maintain policies and procedures consistent with the Order and that review. Goldman Sachs also undertook to pay $2,562,740 in disgorgement and interest relating to certain trading in U.S. Treasury bond futures during the same eight minute period.

     On July 1, 2004, Goldman Sachs and the SEC settled administrative proceedings relating to communications from Goldman Sachs sales traders on its Asian Shares Sales Desk to certain institutional customers and news media concerning four international public securities offerings during the period between October 1999 and March 2000. The SEC alleged (i) that certain of these communications by Goldman Sachs employees were made after the registration statements pertaining to those offerings were filed, but not yet declared effective by the SEC, in violation of Section 5(b) of the Securities Act and (ii) that certain comments to the news media by Goldman Sachs with respect to one of the offerings constituted an offer to sell securities in violation of Section 5(c) of the Securities Act. The SEC also alleged that Goldman Sachs failed to adequately supervise the Asian Shares Sales Desk traders, as required by Section 15(b)(4)(E) of the Exchange Act. Under the Offer of Settlement submitted by Goldman Sachs and accepted by the SEC, without admitting or denying the SEC's allegations, Goldman Sachs consented to the entry of an Order that, among other things, directed Goldman Sachs to cease and desist from committing or causing any violations of Sections 5(b) and 5(c) of the Securities Act., and ordered Goldman Sachs to pay a civil monetary penalty of $2 million.

     On January 24, 2005, the SEC filed an action in the U.S. District Court for the Southern District of New York alleging that Goldman Sachs violated Rule 101 of Regulation M under the Exchange Act by attempting to induce, or inducing certain investors to make, aftermarket purchases of certain initial public offerings underwritten by Goldman Sachs during 2000. On February 4, 2005, without admitting or denying the allegations of the complaint, a final judgment was entered against Goldman Sachs, with the consent of Goldman Sachs, under which Goldman Sachs was permanently restrained and enjoined from violating Rule 101 of Regulation M and required to pay a $40 million civil penalty, which was paid on March 31, 2005.

     In May 2006, the SEC alleged that fourteen investment banking firms, including Goldman Sachs, violated Section 17(a)(2) of the Securities Act of 1933, by engaging in one or more practices relating to auctions of auction rate securities during the period from January 1, 2003 through June 30, 2004 as described in the cease-and-desist order entered by the SEC. Goldman Sachs has agreed to provide certain disclosures about its material auction practices and procedures to auction participants and to certify to the SEC that it has implemented certain procedures relating to the auction process. As part of a multi-firm settlement, Goldman Sachs submitted an Offer of Settlement which was accepted by the SEC on May 31, 2006. Without admitting or denying the allegations, Goldman Sachs consented to a censure and cease-and-desist order and payment of $1,500,000 civil money penalty.

                                   SCHEDULE IV
                                   -----------

                            Bill Barrett Corporation
                               Cusip No. 06846N104

       Purchases     Sales    Price     Trade Date        Settlement Date
--------------------------------------------------------------------------------
             4               24.8400     9/18/2006           9/21/2006
                      229    25.3400     9/19/2006           9/22/2006
            93               25.3400     9/19/2006           9/22/2006
         1,620               25.3400     9/19/2006           9/22/2006
         4,425               25.3400     9/19/2006           9/22/2006
            39               24.6900     9/20/2006           9/25/2006
           100               24.6900     9/20/2006           9/25/2006
           100               24.7000     9/20/2006           9/25/2006
           126               24.7000     9/20/2006           9/25/2006
           200               24.6900     9/20/2006           9/25/2006
        16,200               24.6800     9/20/2006           9/25/2006
            82               24.9000     9/20/2006           9/25/2006
           381               24.8900     9/20/2006           9/25/2006
                    1,442    25.1500     9/21/2006           9/26/2006
        16,200               25.1500     9/21/2006           9/26/2006
         1,442               25.1500     9/21/2006           9/26/2006
                       30    25.1000     9/21/2006           9/26/2006
                      100    25.1000     9/21/2006           9/26/2006
           100               24.2800     9/22/2006           9/27/2006
           100               24.2800     9/22/2006           9/27/2006
           100               24.2800     9/22/2006           9/27/2006
           100               24.2900     9/22/2006           9/27/2006
           100               24.2900     9/22/2006           9/27/2006
           100               24.3000     9/22/2006           9/27/2006
           100               24.3100     9/22/2006           9/27/2006
           100               24.3100     9/22/2006           9/27/2006
           100               24.3300     9/22/2006           9/27/2006
           100               24.3500     9/22/2006           9/27/2006
           100               24.3500     9/22/2006           9/27/2006
           100               24.3800     9/22/2006           9/27/2006
           100               24.3900     9/22/2006           9/27/2006
           100               24.4200     9/22/2006           9/27/2006
           100               24.4300     9/22/2006           9/27/2006
           100               24.4400     9/22/2006           9/27/2006
           100               24.4500     9/22/2006           9/27/2006
                    1,700    24.3501     9/22/2006           9/27/2006
           123               24.3774     9/22/2006           9/27/2006
                      123    24.3774     9/22/2006           9/27/2006
           214               24.3200     9/22/2006           9/27/2006
           300               24.3000     9/22/2006           9/27/2006
           300               24.3200     9/22/2006           9/27/2006
                      330    23.8300     9/25/2006           9/28/2006
           100               24.2000     9/25/2006           9/28/2006
           123               24.2200     9/25/2006           9/28/2006
                       23    24.1700     9/25/2006           9/28/2006
                      100    23.7800     9/25/2006           9/28/2006
                      151    24.0700     9/25/2006           9/28/2006
           228               24.0600     9/25/2006           9/28/2006
           151               24.0700     9/25/2006           9/28/2006
           342               24.1100     9/25/2006           9/28/2006
           100               23.7900     9/26/2006           9/29/2006
           226               24.4100     9/26/2006           9/29/2006
        23,716               24.6300     9/28/2006           10/3/2006
                       54    24.6300     9/28/2006           10/3/2006
         1,280               24.6300     9/28/2006           10/3/2006
                      400    24.6300     9/28/2006           9/29/2006
                      880    24.6300     9/28/2006           9/29/2006
                   23,716    24.6300     9/28/2006           10/3/2006
                      487    24.6000     9/28/2006           10/3/2006
            54               24.6300     9/28/2006           10/3/2006
                       32    24.7500     9/28/2006           10/3/2006
        11,340               24.6300     9/28/2006           10/3/2006
                       93    24.6300     9/28/2006           10/3/2006
                      208    24.6300     9/28/2006           10/3/2006
                      420    24.6300     9/28/2006           10/3/2006
           401               24.5600     9/29/2006           10/4/2006
                       43    24.5500     9/29/2006           10/4/2006
                      100    24.5500     9/29/2006           10/4/2006
                      200    24.5500     9/29/2006           10/4/2006
                      401    24.5600     9/29/2006           10/4/2006
            14               24.6100     9/29/2006           10/4/2006
            21               24.5500     9/29/2006           10/4/2006
            21               24.7100     9/29/2006           10/4/2006
            21               24.8400     9/29/2006           10/4/2006
            28               24.7000     9/29/2006           10/4/2006
            54               24.0400     10/2/2006           10/5/2006
                       33    23.7800     10/2/2006           10/5/2006
                      574    23.7700     10/2/2006           10/5/2006
            33               23.7800     10/2/2006           10/5/2006
           897               23.7700     10/2/2006           10/5/2006
                      114    23.7700     10/2/2006           10/5/2006
                      300    23.7700     10/2/2006           10/5/2006
                      897    23.7700     10/2/2006           10/5/2006
                      189    23.7700     10/2/2006           10/5/2006
                      160    23.0000     10/3/2006           10/6/2006
           160               23.0000     10/3/2006           10/4/2006
           484               23.0000     10/3/2006           10/6/2006
                      230    23.0000     10/3/2006           10/6/2006
                      484    23.0000     10/3/2006           10/6/2006
           208               23.0000     10/3/2006           10/6/2006
           315               23.0000     10/3/2006           10/6/2006
            33               23.2300     10/4/2006          10/10/2006
           451               23.8100     10/4/2006          10/10/2006
                    1,007    23.8100     10/4/2006          10/10/2006
            25               23.8300     10/4/2006          10/10/2006
           100               23.8200     10/4/2006          10/10/2006
           100               23.8200     10/4/2006          10/10/2006
         1,007               23.8100     10/4/2006          10/10/2006
                      100    24.6900     10/5/2006          10/11/2006
                      100    24.6900     10/5/2006          10/11/2006
                      100    24.7000     10/5/2006          10/11/2006
                      100    24.7000     10/5/2006          10/11/2006
                      100    24.7000     10/5/2006          10/11/2006
                      100    24.7200     10/5/2006          10/11/2006
                      100    24.7300     10/5/2006          10/11/2006
                      100    24.7500     10/5/2006          10/11/2006
                      100    24.7500     10/5/2006          10/11/2006
                      100    24.7600     10/5/2006          10/11/2006
                      100    24.7600     10/5/2006          10/11/2006
                      100    24.7600     10/5/2006          10/11/2006
                      100    24.7600     10/5/2006          10/11/2006
                      100    24.7600     10/5/2006          10/11/2006
                      100    24.7600     10/5/2006          10/11/2006
                      100    24.7600     10/5/2006          10/11/2006
                      100    24.7600     10/5/2006          10/11/2006
                      100    24.7700     10/5/2006          10/11/2006
                      100    24.7700     10/5/2006          10/11/2006
                      100    24.7700     10/5/2006          10/11/2006
                      100    24.7800     10/5/2006          10/11/2006
                      100    24.7900     10/5/2006          10/11/2006
                      100    24.7900     10/5/2006          10/11/2006
                      100    24.8000     10/5/2006          10/11/2006
                      100    24.8100     10/5/2006          10/11/2006
                      200    24.7000     10/5/2006          10/11/2006
                      200    24.7100     10/5/2006          10/11/2006
                      200    24.7200     10/5/2006          10/11/2006
                      200    24.7700     10/5/2006          10/11/2006
                      200    24.7800     10/5/2006          10/11/2006
                      200    24.8100     10/5/2006          10/11/2006
         6,800               25.1820     10/5/2006          10/11/2006
                      100    25.2100     10/5/2006          10/11/2006
                      300    24.8100     10/5/2006          10/11/2006
           111               24.7200     10/5/2006          10/11/2006
                      481    24.7200     10/5/2006          10/11/2006
           380               24.7000     10/5/2006          10/11/2006
           481               24.7200     10/5/2006          10/11/2006
           198               24.7200     10/5/2006          10/11/2006
                      100    24.5000     10/6/2006          10/12/2006
                      188    24.5000     10/6/2006          10/12/2006
                      212    24.5000     10/6/2006          10/12/2006
                      300    24.5000     10/6/2006          10/12/2006
                      300    24.5000     10/6/2006          10/12/2006
                      300    24.5000     10/6/2006          10/12/2006
                      300    24.6000     10/6/2006          10/12/2006
                       56    24.9800     10/6/2006          10/12/2006
                      200    24.9800     10/6/2006          10/12/2006
                      300    24.7600     10/6/2006          10/12/2006
                      600    25.0300     10/9/2006          10/12/2006
           300               25.2300     10/9/2006          10/12/2006
           300               25.2300     10/9/2006          10/12/2006
                      176    25.8100    10/11/2006          10/16/2006
           176               25.8100    10/11/2006          10/16/2006
                      176    25.8100    10/11/2006          10/16/2006
                       93    25.8100    10/11/2006          10/16/2006
            25               25.8800    10/11/2006          10/16/2006
           100               25.8800    10/11/2006          10/16/2006
         1,000               25.8100    10/12/2006          10/17/2006
                    1,000    25.8100    10/12/2006          10/17/2006
           100               27.3800    10/12/2006          10/17/2006
           100               27.5800    10/12/2006          10/17/2006
                      300    27.5156    10/12/2006          10/17/2006
                      227    27.5300    10/12/2006          10/17/2006
           219               27.5300    10/12/2006          10/17/2006
           227               27.5300    10/12/2006          10/17/2006
                      650    27.5300    10/12/2006          10/17/2006
           110               27.5700    10/12/2006          10/17/2006
           417               27.6100    10/12/2006          10/17/2006
           430               27.5300    10/12/2006          10/17/2006
           650               27.5300    10/12/2006          10/17/2006
                      112    26.1700    10/12/2006          10/17/2006
                      430    27.5300    10/12/2006          10/17/2006
           100               27.2500    10/13/2006          10/18/2006
           100               27.2500    10/13/2006          10/18/2006
           100               27.3200    10/13/2006          10/18/2006
           100               27.3600    10/13/2006          10/18/2006
           100               27.3600    10/13/2006          10/18/2006
           100               27.4500    10/13/2006          10/18/2006
           100               27.5500    10/13/2006          10/18/2006
           100               27.5800    10/13/2006          10/18/2006
           100               27.5800    10/13/2006          10/18/2006
           100               27.6000    10/13/2006          10/18/2006
           100               27.6000    10/13/2006          10/18/2006
           100               27.6800    10/13/2006          10/18/2006
           100               27.7000    10/13/2006          10/18/2006
           100               27.7600    10/13/2006          10/18/2006
           100               27.7600    10/13/2006          10/18/2006
           100               27.7600    10/13/2006          10/18/2006
           100               27.7600    10/13/2006          10/18/2006
           100               27.7800    10/13/2006          10/18/2006
           100               27.7900    10/13/2006          10/18/2006
           100               27.7900    10/13/2006          10/18/2006
           100               27.8200    10/13/2006          10/18/2006
           100               27.8200    10/13/2006          10/18/2006
           100               27.8300    10/13/2006          10/18/2006
           100               27.8300    10/13/2006          10/18/2006
           100               27.8400    10/13/2006          10/18/2006
           100               27.9000    10/13/2006          10/18/2006
           100               27.9000    10/13/2006          10/18/2006
           100               27.9800    10/13/2006          10/18/2006
           100               28.0100    10/13/2006          10/18/2006
           100               28.0600    10/13/2006          10/18/2006
           100               28.0600    10/13/2006          10/18/2006
           100               28.1500    10/13/2006          10/18/2006
           100               28.2400    10/13/2006          10/18/2006
           200               27.1900    10/13/2006          10/18/2006
           200               27.2300    10/13/2006          10/18/2006
           200               27.2700    10/13/2006          10/18/2006
           200               27.2900    10/13/2006          10/18/2006
           200               27.3200    10/13/2006          10/18/2006
           200               27.3200    10/13/2006          10/18/2006
           200               27.3300    10/13/2006          10/18/2006
           200               27.3300    10/13/2006          10/18/2006
           200               27.3400    10/13/2006          10/18/2006
           200               27.3500    10/13/2006          10/18/2006
           200               27.3900    10/13/2006          10/18/2006
           200               27.4100    10/13/2006          10/18/2006
           200               27.4400    10/13/2006          10/18/2006
           200               27.4600    10/13/2006          10/18/2006
           200               27.4600    10/13/2006          10/18/2006
           200               27.4800    10/13/2006          10/18/2006
           200               27.5000    10/13/2006          10/18/2006
           200               27.5000    10/13/2006          10/18/2006
           200               27.5100    10/13/2006          10/18/2006
           200               27.5100    10/13/2006          10/18/2006
           200               27.5400    10/13/2006          10/18/2006
           200               27.5400    10/13/2006          10/18/2006
           200               27.5500    10/13/2006          10/18/2006
           200               27.5500    10/13/2006          10/18/2006
           200               27.5500    10/13/2006          10/18/2006
           200               27.5700    10/13/2006          10/18/2006
           200               27.5700    10/13/2006          10/18/2006
           200               27.5700    10/13/2006          10/18/2006
           200               27.5800    10/13/2006          10/18/2006
           200               27.5900    10/13/2006          10/18/2006
           200               27.5900    10/13/2006          10/18/2006
           200               27.6100    10/13/2006          10/18/2006
           200               27.6100    10/13/2006          10/18/2006
           200               27.6100    10/13/2006          10/18/2006
           200               27.6300    10/13/2006          10/18/2006
           200               27.6300    10/13/2006          10/18/2006
           200               27.6300    10/13/2006          10/18/2006
           200               27.6500    10/13/2006          10/18/2006
           200               27.6700    10/13/2006          10/18/2006
           200               27.6800    10/13/2006          10/18/2006
           200               27.6800    10/13/2006          10/18/2006
           200               27.6900    10/13/2006          10/18/2006
           200               27.7000    10/13/2006          10/18/2006
           200               27.7000    10/13/2006          10/18/2006
           200               27.7100    10/13/2006          10/18/2006
           200               27.7100    10/13/2006          10/18/2006
           200               27.7200    10/13/2006          10/18/2006
           200               27.7300    10/13/2006          10/18/2006
           200               27.7400    10/13/2006          10/18/2006
           200               27.7500    10/13/2006          10/18/2006
           200               27.7600    10/13/2006          10/18/2006
           200               27.7800    10/13/2006          10/18/2006
           200               27.7800    10/13/2006          10/18/2006
           200               27.7900    10/13/2006          10/18/2006
           200               27.7900    10/13/2006          10/18/2006
           200               27.8000    10/13/2006          10/18/2006
           200               27.8100    10/13/2006          10/18/2006
           200               27.8200    10/13/2006          10/18/2006
           200               27.8900    10/13/2006          10/18/2006
           200               27.9100    10/13/2006          10/18/2006
           200               27.9800    10/13/2006          10/18/2006
           200               28.0100    10/13/2006          10/18/2006
           200               28.0400    10/13/2006          10/18/2006
           200               28.1100    10/13/2006          10/18/2006
           200               28.1100    10/13/2006          10/18/2006
           200               28.2400    10/13/2006          10/18/2006
           300               27.2900    10/13/2006          10/18/2006
           300               27.3300    10/13/2006          10/18/2006
           300               27.3300    10/13/2006          10/18/2006
           300               27.4900    10/13/2006          10/18/2006
           300               27.5200    10/13/2006          10/18/2006
           300               27.5400    10/13/2006          10/18/2006
           300               27.5500    10/13/2006          10/18/2006
           300               27.5700    10/13/2006          10/18/2006
           300               27.5700    10/13/2006          10/18/2006
           300               27.5800    10/13/2006          10/18/2006
           300               27.5800    10/13/2006          10/18/2006
           300               27.5800    10/13/2006          10/18/2006
           300               27.6400    10/13/2006          10/18/2006
           300               27.7700    10/13/2006          10/18/2006
           300               27.7800    10/13/2006          10/18/2006
           300               27.7800    10/13/2006          10/18/2006
           300               27.7900    10/13/2006          10/18/2006
           300               27.8000    10/13/2006          10/18/2006
           300               27.8000    10/13/2006          10/18/2006
           300               27.8100    10/13/2006          10/18/2006
           300               27.8200    10/13/2006          10/18/2006
           300               27.8500    10/13/2006          10/18/2006
           300               27.8600    10/13/2006          10/18/2006
           300               27.8800    10/13/2006          10/18/2006
           300               27.9000    10/13/2006          10/18/2006
           300               27.9200    10/13/2006          10/18/2006
           300               27.9300    10/13/2006          10/18/2006
           300               27.9600    10/13/2006          10/18/2006
           300               27.9900    10/13/2006          10/18/2006
           300               27.9900    10/13/2006          10/18/2006
           300               28.0200    10/13/2006          10/18/2006
           300               28.2500    10/13/2006          10/18/2006
           300               28.2800    10/13/2006          10/18/2006
           500               27.5600    10/13/2006          10/18/2006
                   27,300    27.6212    10/13/2006          10/18/2006
           100               27.7800    10/13/2006          10/18/2006
            48               27.4498    10/13/2006          10/18/2006
           218               27.4500    10/13/2006          10/18/2006
                       48    27.4498    10/13/2006          10/18/2006
                      437    27.4500    10/13/2006          10/18/2006
           267               27.3300    10/13/2006          10/18/2006
           437               27.4500    10/13/2006          10/18/2006
                       36    27.9300    10/13/2006          10/18/2006
                      100    27.9100    10/16/2006          10/19/2006
                      100    27.9200    10/16/2006          10/19/2006
                      100    27.9200    10/16/2006          10/19/2006
                      100    27.9200    10/16/2006          10/19/2006
                      100    27.9400    10/16/2006          10/19/2006
                      100    27.9400    10/16/2006          10/19/2006
                      100    27.9500    10/16/2006          10/19/2006
                      100    27.9600    10/16/2006          10/19/2006
                      200    27.9200    10/16/2006          10/19/2006
                      100    27.7000    10/16/2006          10/19/2006
                      100    27.7200    10/16/2006          10/19/2006
                      100    27.8300    10/16/2006          10/19/2006
                      100    28.0400    10/16/2006          10/19/2006
                      100    28.0400    10/16/2006          10/19/2006
                      200    27.8300    10/16/2006          10/19/2006
                      200    28.0800    10/16/2006          10/19/2006
                      200    28.0900    10/16/2006          10/19/2006
           216               28.1700    10/16/2006          10/19/2006
                      324    28.1700    10/16/2006          10/19/2006
           324               28.1700    10/16/2006          10/19/2006
           179               27.3500    10/18/2006          10/23/2006
           100               28.2000    10/19/2006          10/24/2006
           100               28.2000    10/19/2006          10/24/2006
           100               28.2500    10/19/2006          10/24/2006
           100               28.2500    10/19/2006          10/24/2006
           100               28.2800    10/19/2006          10/24/2006
           100               28.3200    10/19/2006          10/24/2006
                      700    28.2517    10/19/2006          10/24/2006
                      154    28.3000    10/19/2006          10/24/2006
            76               28.2900    10/19/2006          10/24/2006
           100               28.2900    10/19/2006          10/24/2006
           154               28.3000    10/19/2006          10/24/2006
           100               28.1000    10/20/2006          10/25/2006
           210               27.7000    10/20/2006          10/25/2006
                      210    27.7000    10/20/2006          10/25/2006
         8,572               27.7360    10/23/2006          10/26/2006
         1,165               27.8100    10/23/2006          10/26/2006
           327               27.8100    10/23/2006          10/26/2006
                    1,165    27.8100    10/23/2006          10/26/2006
            27               27.7500    10/23/2006          10/26/2006
           187               27.7100    10/23/2006          10/26/2006
           200               27.7100    10/23/2006          10/26/2006
           300               27.7500    10/23/2006          10/26/2006
                      372    29.1000    10/24/2006          10/27/2006
            39               29.0800    10/24/2006          10/27/2006
           100               29.0900    10/24/2006          10/27/2006
           300               29.0900    10/24/2006          10/27/2006
            88               29.1000    10/24/2006          10/27/2006
           372               29.1000    10/24/2006          10/27/2006
                       88    29.1000    10/24/2006          10/27/2006
                      930    29.1000    10/24/2006          10/27/2006
                    1,045    29.1000    10/24/2006          10/27/2006
                    1,680    29.1000    10/24/2006          10/27/2006
                      100    28.9300    10/25/2006          10/30/2006
                      100    29.0100    10/25/2006          10/30/2006
                      100    29.0200    10/25/2006          10/30/2006
                      100    29.0400    10/25/2006          10/30/2006
                      100    29.1800    10/25/2006          10/30/2006
                      100    29.1900    10/25/2006          10/30/2006
                      100    29.2000    10/25/2006          10/30/2006
                      100    29.3600    10/25/2006          10/30/2006
                      100    29.4400    10/25/2006          10/30/2006
                      200    29.5500    10/25/2006          10/30/2006
                    1,120    29.5500    10/25/2006          10/26/2006
           100               29.4900    10/25/2006          10/30/2006
           100               29.5200    10/25/2006          10/30/2006
           200               29.5200    10/25/2006          10/30/2006
           300               29.4900    10/25/2006          10/30/2006
           300               29.5200    10/25/2006          10/30/2006
        16,200               29.5500    10/25/2006          10/30/2006
           100               28.9800    10/26/2006          10/31/2006
           100               28.9800    10/26/2006          10/31/2006
           100               28.9800    10/26/2006          10/31/2006
           100               28.9900    10/26/2006          10/31/2006
           100               28.9900    10/26/2006          10/31/2006
           100               28.9900    10/26/2006          10/31/2006
           100               29.0000    10/26/2006          10/31/2006
           100               29.0000    10/26/2006          10/31/2006
           100               29.0000    10/26/2006          10/31/2006
           100               29.0000    10/26/2006          10/31/2006
           100               29.0000    10/26/2006          10/31/2006
           100               29.0100    10/26/2006          10/31/2006
           100               29.0100    10/26/2006          10/31/2006
           100               29.0100    10/26/2006          10/31/2006
           100               29.0100    10/26/2006          10/31/2006
           100               29.0100    10/26/2006          10/31/2006
           100               29.0100    10/26/2006          10/31/2006
           100               29.0200    10/26/2006          10/31/2006
           100               29.0200    10/26/2006          10/31/2006
           100               29.0200    10/26/2006          10/31/2006
           100               29.0300    10/26/2006          10/31/2006
           100               29.0300    10/26/2006          10/31/2006
           100               29.0400    10/26/2006          10/31/2006
           100               29.0400    10/26/2006          10/31/2006
           100               29.0500    10/26/2006          10/31/2006
           100               29.0600    10/26/2006          10/31/2006
           100               29.0600    10/26/2006          10/31/2006
           100               29.0700    10/26/2006          10/31/2006
           100               29.0700    10/26/2006          10/31/2006
           100               29.0900    10/26/2006          10/31/2006
           100               29.1100    10/26/2006          10/31/2006
           100               29.1100    10/26/2006          10/31/2006
           200               28.9700    10/26/2006          10/31/2006
           200               28.9800    10/26/2006          10/31/2006
           200               29.0000    10/26/2006          10/31/2006
           200               29.0100    10/26/2006          10/31/2006
           200               29.0300    10/26/2006          10/31/2006
           200               29.0500    10/26/2006          10/31/2006
           200               29.0500    10/26/2006          10/31/2006
           200               29.1000    10/26/2006          10/31/2006
           200               29.1100    10/26/2006          10/31/2006
           200               29.1100    10/26/2006          10/31/2006
           300               28.9900    10/26/2006          10/31/2006
           300               29.0000    10/26/2006          10/31/2006
           300               29.0200    10/26/2006          10/31/2006
           400               29.0159    10/26/2006          10/31/2006
                    6,800    29.0319    10/26/2006          10/31/2006
                       65    29.9000    10/26/2006          10/31/2006
         1,600               29.1000    10/26/2006          10/31/2006
                    1,600    29.1000    10/26/2006          10/27/2006
            20               29.6500    10/26/2006          10/31/2006
           100               29.6500    10/26/2006          10/31/2006
                      323    29.1000    10/26/2006          10/31/2006
           216               28.9700    10/26/2006          10/31/2006
                      128    28.5200    10/26/2006          10/31/2006
           323               29.1000    10/26/2006          10/31/2006
           186               29.1000    10/26/2006          10/31/2006
           418               29.1000    10/26/2006          10/31/2006
           530               29.1000    10/26/2006          10/31/2006
           400               29.1000    10/27/2006           11/1/2006
           100               29.0700    10/27/2006           11/1/2006
           100               29.2100    10/27/2006           11/1/2006
           100               29.2300    10/27/2006           11/1/2006
                      400    29.1000    10/27/2006           11/1/2006
           455               28.5100    10/27/2006           11/1/2006
            40               29.1400    10/27/2006           11/1/2006
                      100    28.4900    10/27/2006           11/1/2006
                      100    28.4900    10/27/2006           11/1/2006
                      100    28.5000    10/27/2006           11/1/2006
                      100    28.5000    10/27/2006           11/1/2006
                      108    28.4900    10/27/2006           11/1/2006
                      149    28.5100    10/27/2006           11/1/2006
                      455    28.5100    10/27/2006           11/1/2006
                      149    28.5200    10/27/2006           11/1/2006
           149               28.5100    10/27/2006           11/1/2006
           100               27.9400    10/30/2006           11/2/2006
           100               27.9600    10/30/2006           11/2/2006
           100               28.0300    10/30/2006           11/2/2006
           100               28.0900    10/30/2006           11/2/2006
           100               28.0900    10/30/2006           11/2/2006
           100               28.1300    10/30/2006           11/2/2006
           100               28.1700    10/30/2006           11/2/2006
           100               28.1800    10/30/2006           11/2/2006
                      300    27.8600    10/30/2006           11/2/2006
           400               27.8600    10/30/2006           11/2/2006
           300               27.8600    10/30/2006           11/2/2006
                      320    27.8600    10/30/2006          10/31/2006
                      480    27.8600    10/30/2006          10/31/2006
           100               27.8500    10/30/2006           11/2/2006
         3,564               27.8600    10/30/2006           11/2/2006
                      172    27.8600    10/30/2006           11/2/2006
           218               27.8700    10/30/2006           11/2/2006
           172               27.8600    10/30/2006           11/2/2006
         1,053               27.8600    10/30/2006           11/2/2006
            93               27.8600    10/30/2006           11/2/2006
           318               27.8600    10/30/2006           11/2/2006
             2               27.7900    10/31/2006           11/3/2006
                      160    28.5300    10/31/2006           11/3/2006
           400               28.5300    10/31/2006           11/3/2006
           160               28.5300    10/31/2006           11/3/2006
                      560    28.5300    10/31/2006           11/1/2006
                       48    28.5300    10/31/2006           11/3/2006
            48               28.5300    10/31/2006           11/3/2006
           106               28.5300    10/31/2006           11/3/2006
           279               28.5300    10/31/2006           11/3/2006
                      100    27.8800     11/1/2006           11/6/2006
                      100    27.9600     11/1/2006           11/6/2006
                      100    28.0000     11/1/2006           11/6/2006
                      100    28.0700     11/1/2006           11/6/2006
                      100    28.0800     11/1/2006           11/6/2006
                      100    28.0900     11/1/2006           11/6/2006
                      100    28.1100     11/1/2006           11/6/2006
                      100    28.1100     11/1/2006           11/6/2006
                      100    28.1200     11/1/2006           11/6/2006
                      100    28.1800     11/1/2006           11/6/2006
                      100    28.1800     11/1/2006           11/6/2006
                      100    28.2000     11/1/2006           11/6/2006
                      100    28.2100     11/1/2006           11/6/2006
                      100    28.2300     11/1/2006           11/6/2006
                      100    28.3000     11/1/2006           11/6/2006
                      100    28.3000     11/1/2006           11/6/2006
                      100    28.4800     11/1/2006           11/6/2006
                      100    28.5500     11/1/2006           11/6/2006
                      100    28.5600     11/1/2006           11/6/2006
                      100    28.6300     11/1/2006           11/6/2006
                      500    28.5600     11/1/2006           11/6/2006
        16,800               28.5300     11/1/2006           11/6/2006
                       38    28.0500     11/1/2006           11/6/2006
                       62    28.0500     11/1/2006           11/6/2006
                      100    28.2000     11/1/2006           11/6/2006
                      200    28.1800     11/1/2006           11/6/2006
                      200    28.1800     11/1/2006           11/6/2006
            60               27.9000     11/1/2006           11/6/2006
           100               27.9100     11/1/2006           11/6/2006
           100               27.9200     11/1/2006           11/6/2006
           100               27.9400     11/1/2006           11/6/2006
           100               28.3400     11/1/2006           11/6/2006
            93               27.9400     11/1/2006           11/6/2006
                       93    27.9400     11/1/2006           11/6/2006
                      372    27.9400     11/1/2006           11/6/2006
           100               28.5600     11/2/2006           11/7/2006
                      112    28.5600     11/2/2006           11/7/2006
            11               28.5600     11/2/2006           11/7/2006
                      130    28.5600     11/2/2006           11/7/2006
                       11    28.5600     11/2/2006           11/7/2006
                      130    28.5500     11/2/2006           11/7/2006
           130               28.5600     11/2/2006           11/7/2006
           212               29.8700     11/3/2006           11/8/2006
                      177    30.7200     11/6/2006           11/9/2006
           177               30.7200     11/6/2006           11/9/2006
           735               30.7200     11/6/2006           11/9/2006
                       56    30.6300     11/6/2006           11/9/2006
                      100    30.6300     11/6/2006           11/9/2006
                      100    30.6300     11/6/2006           11/9/2006
                      100    30.6300     11/6/2006           11/9/2006
                      200    30.6300     11/6/2006           11/9/2006
                      300    30.6300     11/6/2006           11/9/2006
           100               30.4100     11/6/2006           11/9/2006
           100               30.4100     11/6/2006           11/9/2006
           100               30.4200     11/6/2006           11/9/2006
           100               30.4200     11/6/2006           11/9/2006
           100               30.4500     11/6/2006           11/9/2006
           100               30.4600     11/6/2006           11/9/2006
           100               30.5300     11/6/2006           11/9/2006
           100               30.6000     11/6/2006           11/9/2006
           200               30.4000     11/6/2006           11/9/2006
           200               30.7200     11/6/2006           11/9/2006
           268               30.7300     11/6/2006           11/9/2006
                      735    30.7200     11/6/2006           11/9/2006
                      212    29.8700     11/6/2006           11/9/2006
         1,500               30.7200     11/6/2006           11/9/2006
                        1    29.9700     11/6/2006           11/9/2006
           465               30.7200     11/6/2006           11/9/2006
           212               29.8700     11/6/2006           11/9/2006
            77               31.1700     11/7/2006          11/10/2006
           100               31.1300     11/7/2006          11/10/2006
           668               31.3500     11/7/2006          11/10/2006
                      100    31.3600     11/7/2006          11/10/2006
                      627    31.3600     11/7/2006          11/10/2006
                      668    31.3500     11/7/2006          11/10/2006
                      100    30.6700     11/7/2006          11/10/2006
                      170    30.6400     11/7/2006          11/10/2006
           200               30.9000     11/8/2006          11/13/2006
           200               30.9600     11/8/2006          11/13/2006
                      400    31.3500     11/8/2006          11/13/2006
           400               31.3500     11/8/2006          11/13/2006
           106               31.3000     11/8/2006          11/13/2006
                       59    31.3500     11/8/2006          11/13/2006
                      106    31.3000     11/8/2006          11/13/2006
            59               31.3500     11/8/2006          11/13/2006
                      442    31.3000     11/8/2006          11/13/2006
            48               31.3200     11/8/2006          11/13/2006
           100               31.3200     11/8/2006          11/13/2006
           100               31.3200     11/8/2006          11/13/2006
           300               31.3200     11/8/2006          11/13/2006
           442               31.3000     11/8/2006          11/13/2006
            93               31.3000     11/8/2006          11/13/2006
           106               31.3000     11/8/2006          11/13/2006
           210               31.3000     11/8/2006          11/13/2006
         8,100               30.8800     11/9/2006          11/14/2006
           186               30.8800     11/9/2006          11/14/2006
           100               30.3600    11/10/2006          11/15/2006
           100               30.3600    11/10/2006          11/15/2006
           100               30.3800    11/10/2006          11/15/2006
           100               30.4100    11/10/2006          11/15/2006
           100               30.4200    11/10/2006          11/15/2006
           100               30.4200    11/10/2006          11/15/2006
           100               30.4200    11/10/2006          11/15/2006
           100               30.4500    11/10/2006          11/15/2006
           100               30.4500    11/10/2006          11/15/2006
           100               30.4500    11/10/2006          11/15/2006
           100               30.5000    11/10/2006          11/15/2006
           100               30.5000    11/10/2006          11/15/2006
           100               30.5100    11/10/2006          11/15/2006
           100               30.5300    11/10/2006          11/15/2006
           100               30.5300    11/10/2006          11/15/2006
           100               30.5600    11/10/2006          11/15/2006
           100               30.5600    11/10/2006          11/15/2006
           100               30.5700    11/10/2006          11/15/2006
           100               30.5700    11/10/2006          11/15/2006
           100               30.5700    11/10/2006          11/15/2006
           100               30.5800    11/10/2006          11/15/2006
           200               30.4632    11/10/2006          11/15/2006
                    2,400    30.4792    11/10/2006          11/15/2006
                       49    30.5600    11/10/2006          11/15/2006
            49               30.5500    11/10/2006          11/15/2006
                       49    30.5500    11/10/2006          11/15/2006
            93               30.5500    11/10/2006          11/15/2006
           212               30.5500    11/10/2006          11/15/2006
           100               30.2800    11/13/2006          11/16/2006
                      300    30.2400    11/13/2006          11/16/2006
                      900    30.2000    11/13/2006          11/16/2006
           170               30.1200    11/13/2006          11/16/2006
                      170    30.1300    11/13/2006          11/16/2006
           170               30.1300    11/13/2006          11/16/2006
           613               30.1300    11/13/2006          11/16/2006
           217               30.6100    11/14/2006          11/17/2006
                      529    30.6100    11/14/2006          11/17/2006
            51               30.6000    11/14/2006          11/17/2006
           100               30.5700    11/14/2006          11/17/2006
           100               30.6000    11/14/2006          11/17/2006
           116               30.5700    11/14/2006          11/17/2006
           529               30.6100    11/14/2006          11/17/2006
                        1    30.4400    11/14/2006          11/17/2006
                      372    30.6100    11/14/2006          11/17/2006
                      100    30.6200    11/15/2006          11/20/2006
                      100    30.6400    11/15/2006          11/20/2006
                      100    30.6600    11/15/2006          11/20/2006
                      100    30.7200    11/15/2006          11/20/2006
                      100    30.7400    11/15/2006          11/20/2006
                      100    30.7700    11/15/2006          11/20/2006
                      100    30.7700    11/15/2006          11/20/2006
                      100    30.7700    11/15/2006          11/20/2006
                      100    30.7900    11/15/2006          11/20/2006
                      100    30.7900    11/15/2006          11/20/2006
                      100    30.8000    11/15/2006          11/20/2006
                      100    30.8200    11/15/2006          11/20/2006
                      100    30.8500    11/15/2006          11/20/2006
                      100    30.8800    11/15/2006          11/20/2006
                      100    30.8900    11/15/2006          11/20/2006
                      100    30.9000    11/15/2006          11/20/2006
                      100    30.9300    11/15/2006          11/20/2006
                      100    30.9500    11/15/2006          11/20/2006
                      100    30.9700    11/15/2006          11/20/2006
         2,000               30.8287    11/15/2006          11/20/2006
           869               30.9600    11/15/2006          11/20/2006
                      869    30.9600    11/15/2006          11/20/2006
        10,530               30.9600    11/15/2006          11/20/2006
           103               30.8900    11/15/2006          11/20/2006
                      103    30.9600    11/15/2006          11/20/2006
           103               30.9600    11/15/2006          11/20/2006

--------
(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended.